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                                                                   EXHIBIT 4.4.2

                               AMENDMENT NO. 2
                                      TO
                AMERICREDIT CORP. EMPLOYEE STOCK PURCHASE PLAN


     THIS AMENDMENT NO. 2 to the AmeriCredit Corp. Employee Stock
Purchase Plan is effective as of November 6, 2001.

     1. INTRODUCTORY STATEMENTS. The AmeriCredit Corp. Employee Stock Purchase Plan (the "Purchase Plan") and Amendment No. 1 to the Purchase Plan have previously been approved and adopted by the Board of Directors and the shareholders of AmeriCredit Corp. At a meeting of the Board of Directors of AmeriCredit Corp. held on August 7, 2001, Amendment No. 2 to the Purchase Plan (set forth below) was adopted and approved; subsequently, at the Annual Meeting of Shareholders of AmeriCredit Corp. held on November 6, 2001, the shareholders of AmeriCredit Corp. adopted and approved Amendment No. 2 to the Purchase Plan.

     2. AMENDMENT. As a result of the approvals described above, the first sentence of Paragraph 12(a) of the Purchase Plan is hereby amended and modified so as to provide in its entirety as follows:

     "The maximum number of shares of Common Stock which shall be made available for sale under the Purchase Plan shall be 3,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 18."

     3. NO OTHER CHANGES. Other than as expressly set forth above, the remaining language of Paragraph 12(a) of the Purchase Plan shall not be modified, and the only effect of the Amendment will be to increase the number of shares of Common Stock authorized and available for issuance under the terms of the Purchase Plan. All other terms and provisions of the Purchase Plan shall continue in full force and effect without change.

     EXECUTED this 6th day of November, 2001.



                                        /s/ Chris A. Choate
                                        -------------------------------
                                        Chris A. Choate, Executive Vice
                                        President, General Counsel and
                                        Secretary